Exhibit 10.7

EMPLOYMENT AGREEMENT
THOMAS K. MCCARTHY

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Altisource Asset Management Corporation (“AAMC”, the “Company,” or the “Employer”), and Thomas K. McCarthy (the “Executive”) as of August 16, as amended on December 30, 2021.

WHEREAS, the Employer desires to continue to employ the Executive as the Interim Chief Executive Officer of the Company;

WHEREAS, the Executive has agreed to continue in this role while the Company conducts a search for a permanent Chief Executive Officer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and the Executive hereby agree as follows:

1.Employment Term.

(a)Term. The term of this Agreement began on the first day of the Executive’s employment with the Employer, April 18, 2021 (the “Effective Date”), and will continue until the earliest to occur of: (i) the date on which a permanent Chief Executive Officer commences employment with the Company, (ii) March 31, 2022, and (iii) a Termination of Employment (as defined below) (the “Term”). The period commencing on the Effective Date and ending on the date on which the Executive’s employment terminates (the “Termination Date”) is referred to herein as the “Term.”

(b)Termination. During the Term, either party may terminate the Executive’s employment for any reason upon at least 30 days’ written notice to the other party; provided that the Employer may immediately terminate the Executive’s employment for Cause (as defined below) (any such termination, a “Termination of Employment”). Upon a Termination of Employment for any reason, Executive will only be entitled to any unpaid Salary through the date on which the Executive’s employment terminates (the “Termination Date”) and any accrued but unpaid business expense reimbursement in accordance with Section 4 of this Agreement. Effective as of the Termination Date, the Executive will be deemed to automatically resign from any Company-related positions, including as an officer or director of the Company and any subsidiaries or affiliate, and will execute any related paperwork reasonably requested by the Company. Notwithstanding anything herein to the contrary, in the event that either party provides advance written notice of the termination of Executive’s employment pursuant hereto, the Company may, at any time during the notice period, relieve the Executive of his duties hereunder (in whole or part) or accelerate the effective date of such Termination of Employment, subject to the Company continuing to pay the Base Salary for the remainder of the notice period (up to a maximum of thirty (30) days).

2.Compensation. During the Term, the Employer shall pay the Executive a base salary (“Base Salary”), at the annual rate of $675,000, which shall be paid in installments in accordance with the Employer’s normal payroll practices.

3.Health and Welfare Benefits. During the Term, the Executive shall be eligible to participate in any health and welfare benefit plans and programs sponsored by the Employer, in each case as may be generally available to senior executives of the Employer, pursuant to the plans’ and programs’ respective terms and conditions as in effect from time to time. Nothing in this Agreement shall preclude the Employer from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.Business Expenses. The Employer has or will reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives.

5.Principal Place of Employment. Executive will perform his services to Employer at, and will have his principal place of employment at, the Employer’s office located in Christiansted, U.S. Virgin Islands. Executive understands that he will be required to travel for business in the course of performing his services to the Employer.

6.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Cause” shall mean determination by the Company’s Board of Directors (the “Board”) in good faith of the Executive’s (1) material breach of this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement with the Employer; (2) willful or grossly negligent conduct (including, but not limited to, fraud or embezzlement) in connection with his employment; (3) commission of an act of dishonesty, fraud, embezzlement or theft; (4) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Employer; (5) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of disability) as reasonably determined by the Board; (6) commission of a felony or any crime of moral turpitude; (7) material failure to comply with the Employer’s code of conduct or employment policies, including, without limitation, provisions related to the disclosure of confidential or proprietary information of the Company to any person or organization, including any shareholder of the Company, or disclosure of material non-public information of the Company; (8) breach of the Executive’s fiduciary duty or duty of loyalty owing to the Company; or (9) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Board cooperate, or the intentional destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement or encouragement of others to fail to cooperate or to produce documents or other materials or information in connection with such investigation.

7. Section 409A. All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

8.Confidentiality; Non-Disparagement.
(a)In addition to the obligations set forth in Executive’s Employee Intellectual Property and Confidentiality Agreement, at all times, the Executive agrees to hold in strictest confidence and not to disclose to anyone who is not an employee, director or retained agent of the Company, or to use any of the Proprietary Information (defined below) of the Company, except as such disclosure or use may be required in connection with the Executive’s work for the Company or pursuant to a demand for such information from a Governmental Body or Entity or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. However, Proprietary Information shall not include any information which (1) is generally known to the public or to the industry on the Effective Date; (2) becomes generally known to the public or in the relevant industry through no fault on Employee; or (3) was already known to Employee, lawfully and not in violation of any third party’s obligation of confidentiality, prior to Employee’s employment by Company. In the event of subpoena or other litigation which arises after the termination of this Agreement, Employee may disclose any Proprietary Information as required by law; provided, however, that Employee will provide Company with reasonable notice and make a reasonable effort to obtain a protective order.
(b)The Executive covenants and agrees that during the Term, and following termination of the Term, the Executive shall not make any disparaging remarks or communications, written or oral, regarding the Employer or its services, products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship.

9.Litigation and Regulatory Cooperation. During and after Executive’s employment hereunder, the Executive shall cooperate fully with the Company and the Board in (i) the defense or prosecution of any claims or action now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company or about which the Executive has knowledge or information, and (ii) the investigation, whether internal or external, of any matters about which the Company or the Board believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and act as a witness on behalf of the Company at mutually convenient times. Nothing herein shall require the Executive to provide other than truthful information or testimony.
10.Legal and Equitable Remedies; Arbitration.

(a)Except as otherwise set forth in this Agreement in connection with actions seeking to compel arbitration, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of the American Arbitration Association (“AAA”), as modified herein (“Rules”). Further, the Executive hereby waives any right to bring on behalf of persons other than the Executive, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment; and any claim under tort, contractual, statutory, or constitutional law. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request AAA, or such other arbitration provider as to which the parties agree, to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to AAA, or such other arbitration provider as to which the parties agree, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be in the United States Virgin Islands. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction. The determination as to arbitrability shall be made by the arbitrator. A party who files in court a claim that is subject to arbitration hereunder shall, upon request by the other party, immediately withdraw or dismiss such claim. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of AAA, or such other arbitration provider as to which the parties agree, in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its, his or her own costs and expenses (including attorney’s fees) in any such arbitration and, at the conclusion of the arbitration, the arbitrator shall have the power to award to the prevailing party any and all costs and expenses incurred with respect to such arbitration, including without limitation, reasonable attorneys’ fees, disbursements and costs. The prevailing party shall be determined based upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the arbitration. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

(b)In the event that a party seeks injunctive relief in aid of an arbitration, or if for any reason arbitration is unavailable, the Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the United States Virgin Islands, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States Virgin Islands, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

11.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be deemed to have been given when hand delivered or five business days after being mailed by registered or certified mail, or on the business day during normal business hours sent if delivered electronically (confirmed by telephone), in each case as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company or the Employer, to:

Altisource Asset Management Corporation
5100 Tamarind Reef Christiansted, VI 00820
Attn: Chair of the Compensation Committee
j.engerman@strategygroupvi.com

If to the Executive, to the most recent address or email on file with the Employer or to such other names or addresses as the Employer, or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this Agreement all federal, state, territorial and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, territorial and local taxes due with respect to any payment received under this Agreement.

13.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Employer may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 9, will continue to apply in favor of the successor.

14.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Employer. This Agreement may be changed only by a written document signed by the Executive and the Employer.

15.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law.

17.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
ALTISOURCE ASSET MANAGEMENT CORPORATION

/s/ Kevin F. Sullivan
Name: Kevin F. Sullivan
Date: December 30, 2021

EXECUTIVE

/s/ Thomas K. McCarthy
Name: Thomas K. McCarthy
Date: December 30, 2021

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